Exhibit 99.1

Contact:	Hattie Young
comScore, Inc.
(212) 277-6577

press@comscore.com

comScore Announces Appointment of Bryan Wiener as Chief Executive Officer
Company also taps media industry veteran Rob Norman for its board of directors.
Names Brent Rosenthal as non-executive chairman.

RESTON, Va., April 23, 2018 — comScore today announced the appointment of Bryan Wiener as chief executive officer. A current member of the comScore board of directors, Wiener brings more than 25 years of leadership experience in the media and technology industry to his new role as CEO of comScore. Most recently, Wiener served as executive chairman at 360i, a 1,000-plus-employee advertising agency known for its ability to help brands capitalize on change through innovation and a data-driven approach to marketing.

With the appointment of Wiener as CEO, Bill Livek, comScore’s current executive vice chairman and president, will transition to the new role of vice chairman of the board and special advisor to the CEO. Wiener and Livek will assume their new positions on May 30, 2018. The CEO position at comScore has been unoccupied since former CEO, Gian Fulgoni, retired in November 2017.

“Bryan is a universally-respected change agent in the business world, known for specializing in growing companies into market leaders, and I am thrilled to welcome him to the comScore executive team,” said Livek. “Over the past six months, I’ve gotten to know Bryan well and believe deeply in his vision for comScore, as well as in his ability to inspire our existing workforce and secure new talent to support the evolving needs of the company.”

“I’m energized by the opportunity to join comScore during this pivotal moment for our business and our industry,” said Wiener. “In a world where people are increasingly consuming media across platforms, the need for a trusted, objective and consistent currency to measure audience and advertising ROI only grows. comScore is uniquely positioned to provide this new model, as it has the scalable data, technology and history of innovation to power the industry’s future.”

In addition to the CEO appointment, comScore is announcing changes to its board of directors, effective immediately. Rob Norman, a renowned advisor to media and marketing companies and former chief digital officer of WPP’s GroupM, has been named to comScore’s board of directors. Current board member Brent Rosenthal has been named non-executive chair.

“This is an incredible time to be at the nexus of media innovation and I am excited to join comScore’s board of directors to provide guidance at this important moment,” said Norman. “I’ve known Bryan for more than a decade and believe his vision and proven leadership style are exactly what is needed to cement comScore as the unequivocal leader in cross-platform measurement.”

“I thank the Board for this incredible opportunity and I look forward to working closely with Bryan and our strong Board to capitalize on comScore’s unique market position. Additionally, I want to thank Bill Livek for his years of executive leadership and know that he will continue to have an enormous impact on comScore in his new role,” said Rosenthal.

Bryan Wiener Biography

Bryan Wiener is a 25-year advertising industry veteran who specializes in successfully growing companies in highly-disruptive environments. At 360i, he pioneered a new kind of agency designed to help brands capitalize on change, leveraging deep expertise in data, technology and innovation to drive measurable impact across all media platforms.

As CEO of 360i, Mr. Wiener scaled the company from fewer than 40 to more than 1,000 employees worldwide, and partnered with some of the largest and most iconic brands in the world including Coca-Cola, Nestle, Mondelēz, Capital One, NBCUniversal and Pernod-Ricard at a critical moment when marketers were grappling to effectively reach their customers. In 2010, 360i’s position as a leader in the new media landscape led the company to be acquired by global advertising holding company Dentsu Inc. After almost a decade as CEO, Mr. Wiener became executive chairman of 360i in 2014.

From 2014 through 2015, Mr. Wiener concurrently served as chairman of Expion, a social content marketing software company that was successfully acquired by Sysomos. Mr. Wiener also previously held a series of senior management positions at public companies including serving as president of global services at the early VoIP software company Net2Phone, where he led a two-year, $75 million EBITDA turn-around. Prior to Net2Phone, Mr. Wiener served as general manager at TheGlobe.com, one the first-ever social media companies.

Mr. Wiener currently serves on the Agency Advisory Board for the Interactive Advertising Bureau (IAB) and the S.I. Newhouse School of Public Communications at Syracuse University, where he was inducted into the world-renowned media and communications school’s Hall of Fame. Mr. Wiener has been named a "Media Maven" by Advertising Age and to the "Mediaweek 50 List" (now part of Adweek).

Rob Norman Biography

Rob Norman served as chief digital officer of WPP's GroupM prior to his retirement at the end of 2017 after 33 years in the media industry. GroupM is the world's largest media investment group.

During his career, Mr. Norman was regarded as a trusted thought leader and commentator on the disruptive forces in media, advertising, and commerce; much of this was captured in GroupM's “Interaction” report, which he authored from 2007 to 2017 and shared with his 350,000 followers as a LinkedIn Influencer. In his role at GroupM, Mr. Norman advised advertisers in every category from CPG to financial services and telecommunications. He works extensively in both developed and fast growth markets and has maintained close relationships as both customer and advisor with Google, Facebook, LinkedIn, Twitter, Amazon, SNAP, NBC Universal, News Corp and many others.

Mr. Norman was a founding member of the Facebook and Twitter client councils. Currently, he sits on the board of BBC Global News Limited and is a governor of the Center for the Digital Future at USC's Annenberg School.

Brent Rosenthal Biography

Brent D. Rosenthal is the founder of Mountain Hawk Capital Partners, LLC, an investment fund focused on small and micro-cap equities in the technology media telecom (TMT) and food industries. Mr. Rosenthal also serves on the boards of directors of SITO Mobile (NASDAQ: SITO) and RiceBran Technologies (NASDAQ: RIBT).

Previously, Mr. Rosenthal was a partner in affiliates of W.R. Huff Asset Management, where he played a key role in the firm’s TMT and food investment activities from 2002 to 2016. Mr. Rosenthal served on the board of directors of Rentrak (NASDAQ: RENT) from 2008 to 2016 and as non-executive chairman from 2011 to 2016. Rentrak merged with comScore in 2016.

Mr. Rosenthal has also served as an advisor to, and observer of, the board of directors of Virgin Media (NASDAQ: VMED) and as a consultant to the company, providing turnaround and crisis-management services, as well as operational and financial analysis and recommendations. Additionally, Mr. Rosenthal was an advisor to the executive management of Time Warner Cable (NASDAQ: TWC).

About comScore:

comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. Built on precision and innovation, our data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers' multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in 70 countries, comScore is delivering the future of measurement. Shares of comScore stock are currently traded on the OTC Market (OTC: SCOR). For more information on comScore, please visit comscore.com.